EXHIBIT 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA ANNOUNCES RETURN TO COMPLIANCE WITH THE

NEW YORK STOCK EXCHANGE

WARREN, N.J., September 14, 2009 – Virgin Mobile USA, Inc. (NYSE: VM) announced it has received a letter from the New York Stock Exchange (NYSE) dated September 11, 2009 notifying the Company that it is back in compliance with the NYSE’s quantitative continued listing standards.

The letter went on to state that the decision came as a result of Virgin Mobile USA’s consistent positive performance with respect to the original business plan submission, the previous cure of its share price non-compliance on March 31, 2009, and the achievement of compliance with the NYSE’s minimum $100 million market capitalization requirement over the past two quarterly review periods, with the company exceeding the requirement beginning in March 2009.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. [NYSE:VM], through its operating company Virgin Mobile USA, L.P., offers approximately 5 million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts, with coverage powered by the Nationwide Sprint Network. Virgin Mobile USA is known for its award-winning customer service, with more than 90% of its customers reporting satisfaction. Virgin Mobile USA recently announced its Pink Slip Protection which provides monthly plan customers who lose their jobs and become eligible for state unemployment benefits free service for up to three months. Its full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at almost 150,000 locations. Virgin Mobile USA also offers unlimited all-in contract plans with advanced devices like the Ocean 2.